Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Fourth Quarter and Full Year 2014 Earnings
Earnings per share of $0.47 for the fourth quarter 2014, up 9 percent from the fourth quarter 2013
Earnings per share of $1.94 for the full year 2014, up 24 percent from the prior year

CHICAGO, January 16, 2015 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $37.2 million, or $0.47 per diluted share, for the fourth quarter 2014, compared to $33.7 million, or $0.43 per diluted share, for the fourth quarter 2013, and $40.5 million, or $0.51 per diluted share, for the third quarter 2014. For the year ended December 31, 2014, the Company reported net income of $153.1 million, or $1.94 per diluted share, compared to $122.9 million, or $1.57 per diluted share, for the year ended December 31, 2013.

“Our 2014 results reflect the consistent execution and improving financial performance we expect from the bank we are building,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We grew loans, deposits and fee income as we built new client relationships and expanded services to existing clients. Operating profit increased 12 percent as we drove earning assets, increased revenue and improved asset quality year over year, while at the same time making important investments in our business. As a result, net income was up 25 percent compared to 2013, our sixth consecutive year of improving our bottom line results and strengthening our balance sheet.

“We are proud of our 2014 results. As we look into 2015, we believe we are well positioned with momentum to continue to build new relationships and serve our existing clients as they increase investment in their own businesses, to leverage the strengths of our experienced banking teams and to continue to create value for our shareholders.”

Fourth Quarter 2014 Highlights

•
Total loans increased to $11.9 billion at December 31, 2014, up 12 percent from a year ago and 3 percent from September 30, 2014. Average loans grew $1.3 billion from the fourth quarter 2013 and $382.6 million from the third quarter 2014.

•
Total deposits grew to $13.1 billion at December 31, 2014, up 9 percent from December 31, 2013, and 2 percent from September 30, 2014. Average deposits grew $1.2 billion from the fourth quarter 2013 and $789.5 million from the third quarter 2014.

•
Net interest margin was 3.07 percent, compared to 3.18 percent for the fourth quarter 2013 and 3.23 percent for the third quarter 2014. Excess liquidity and the net impact of the redemption of the trust preferred securities in the fourth quarter reduced net interest margin by a total of nine basis points compared to the third quarter. A lower level of loan fees and the impact of pricing compression on loan yields drove the remainder of the decline.

•	Provision for loan and covered loan losses was $4.1 million, compared to $4.5 million for the fourth quarter 2013 and $3.9 million for the third quarter 2014.

•
Net revenue was $148.2 million, consistent with the third quarter 2014 and up 9 percent from the fourth quarter 2013, reflecting continued growth in earning assets offset by the net impact of the trust preferred securities redemption.

•
Operating profit was $65.2 million, compared to $60.2 million for the fourth quarter 2013 and $70.4 million from the third quarter 2014. Compared to the third quarter 2014, a $2.0 million higher provision for growth in unfunded commitments and a one-time charge of $1.6 million related to an office relocation contributed to increased expenses in the current quarter.

•
Return on average common equity was 10.0 percent and return on average assets was 0.95 percent for the fourth quarter 2014. For the full year 2014, return on average common equity was 10.9 percent, up from 9.8 percent for 2013, and return on average assets was 1.04 percent, up from 0.90 percent for the prior year.

•
As of December 31, 2014, approximately $36 million in loans and $122 million in deposits related to retail and small business clients of the Norcross, Ga., branch were considered held-for-sale. The pending branch sale is expected to close early in the first quarter 2015 with an estimated gain on sale of approximately $0.03 to $0.04.

Operating Performance

Net interest income was $116.9 million for the fourth quarter 2014, an increase of 8 percent compared to the fourth quarter 2013, primarily due to growth in average loan balances of 12 percent. Compared to the third quarter 2014, net interest income was relatively unchanged, as average loan growth and interest savings of $1.7 million from the redemption of trust preferred securities in the fourth quarter were offset by $2.4 million in accelerated issuance costs recognized in conjunction with the redemption. The third quarter 2014 also included a one-time success fee, which contributed $900,000 to net interest income.

Net interest margin was 3.07 percent for the fourth quarter 2014, compared to 3.23 percent for the third quarter 2014 and 3.18 percent for the fourth quarter 2013. Excess liquidity negatively impacted net interest margin by seven basis points for the fourth quarter 2014. The interest savings from redemption of the trust preferred securities and the related accelerated issuance costs also reduced the fourth quarter 2014 margin by a net of two basis points. In addition, a decline in loan fees on a sequential basis, partially attributable to the one-time success fee in the previous quarter, impacted net interest margin. Competitive pricing pressures, primarily related to renewals, continue to pressure loan yields. Interest-bearing deposit costs remained steady from the third quarter 2014.

Noninterest income was $30.4 million for the fourth quarter 2014, up $3.7 million compared to the fourth quarter 2013 and down slightly compared to the third quarter 2014. Treasury management fees grew to $7.3 million in the fourth quarter 2014, up 15 percent from the fourth quarter 2013 and 5 percent from the third quarter 2014, largely due to new accounts, as well as higher volume from existing relationships. Syndication fees were $3.9 million, up $1.8 million compared to the fourth quarter 2013 and down $2.9 million compared to the third quarter 2014, as the fourth quarter has traditionally tended to be slower than the third quarter.

Capital markets revenue for the fourth quarter 2014 was comparable to the fourth quarter 2013 and up $2.5 million from the third quarter 2014. Excluding the impact of the credit valuation adjustment, capital markets revenue was $5.9 million for the fourth quarter 2014, compared to $5.1 million for the fourth quarter 2013 and $2.8 million for the third quarter 2014, as the current quarter benefited from higher swap volume, which included several large transactions. Mortgage banking revenue of $3.1 million was up from $1.9 million for the fourth quarter 2013, reflecting a higher volume of mortgage loans sold during the current quarter.

Asset management revenue was $4.2 million in the fourth quarter 2014, compared to $4.6 million for the fourth quarter 2013 and $4.2 million for the third quarter 2014. The fourth quarter 2013 included fees generated by the investment management subsidiary sold at the end of 2013. Assets under management and administration were $6.6 billion as of December 31, 2014, compared to $5.7 billion a year ago and $6.5 billion at September 30, 2014.

Expenses

Noninterest expense was $83.0 million for the fourth quarter 2014, compared to $75.8 million for the fourth quarter 2013 and $77.8 million for the third quarter 2014. The efficiency ratio was 56.0 percent for the fourth quarter 2014, compared to 55.7 percent for the fourth quarter 2013 and 52.5 percent for the third quarter 2014. Noninterest expense and the efficiency ratio were impacted by a higher provision for unfunded commitments and expense related to an office relocation in the fourth quarter 2014.

Other expenses increased $3.2 million compared to the fourth quarter 2013 and $3.7 million compared to the third quarter 2014. Growth in commercial and construction-related loan commitments primarily drove higher provision for unfunded commitments, which was up $1.5 million from the fourth quarter 2013 and $2.0 million from the third quarter 2014. Also included in other expenses for the fourth quarter 2014 was $1.6 million of office relocation costs related to the right-sizing of the Kansas City office space. Going forward, annual occupancy costs in this market are anticipated to be approximately $420,000 lower over the seven years remaining under the original lease.

Additional hires through the year and increased incentive compensation accruals tied to improved performance contributed to an increase in salary and employee benefits expense of 10 percent compared to the fourth quarter 2013. Net foreclosed property expense declined 60 percent compared to the fourth quarter 2013, primarily reflecting a lower amount of writedowns on foreclosed property (OREO).

Credit Quality

Nonperforming assets declined to 0.54 percent of total assets at December 31, 2014, compared to 0.87 percent at December 31, 2013, and 0.60 percent at September 30, 2014. At December 31, 2014, nonperforming loans were $67.5 million, down 28 percent from December 31, 2013, and 8 percent from September 30, 2014. OREO of $17.4 million at December 31, 2014, declined 39 percent from December 31, 2013, and was down slightly from September 30, 2014.

The allowance for loan losses as a percentage of total loans was 1.28 percent at December 31, 2014, compared to 1.30 percent at September 30, 2014. The provision for loan losses was $4.0 million for the fourth quarter 2014 compared to $3.7 million for the third quarter 2014. Net charge-offs were $1.6 million, compared to $88,000 for the third quarter 2014. General allocated reserves increased 4 percent on a sequential basis, primarily reflecting loan growth.

Credit quality results exclude $34.1 million of covered residential mortgage loans and related assets acquired through an FDIC-assisted transaction that are subject to a loss-sharing agreement.

Balance Sheet

Total assets were $15.6 billion at December 31, 2014, up compared to $14.1 billion at December 31, 2013, and $15.2 billion at September 30, 2014. Total loans of $11.9 billion were $1.2 billion, or 12 percent, higher than December 31, 2013, and grew $344.6 million, or 3 percent, from the previous quarter end. On a sequential basis, growth in commercial and industrial and commercial real estate loans primarily drove the increase. During the fourth quarter 2014, $29.0 million of nonresidential mortgage loans were transferred to loans from covered assets due to the expiration of the related loss-sharing agreement. At December 31, 2014, $36.6 million of commercial credits funded in the fourth quarter were considered held-for-sale, as they are expected to be syndicated in the first quarter.

The Company's investment securities portfolio was $2.8 billion at December 31, 2014, up 10 percent from December 31, 2013, and 6 percent from September 30, 2014. Cash and cash equivalents were $424.6 million at December 31, 2014, compared to $440.1 million at December 31, 2013, and $597.3 million at September 30, 2014.

Total liabilities were $14.1 billion at December 31, 2014, up compared to $12.8 billion at December 31, 2013, and $13.8 billion compared to September 30, 2014. Total deposits were $13.1 billion at December 31, 2014, an increase of 9 percent from December 31, 2013, and 2 percent from September 30, 2014. Higher noninterest-bearing and interest-bearing demand deposits drove much of the growth. The deposit balances of our commercial clients may fluctuate depending on their cash management and liquidity needs. Noninterest bearing demand deposits comprised 27 percent of total deposits at December 31, 2014, up slightly from December 31, 2013, and September 30, 2014. At December 31, 2014, the loan-to-deposit ratio was 91 percent, compared to 89 percent as of December 31, 2013, and 90 percent as of September 30, 2014.

Capital

As of December 31, 2014, the total risk-based capital ratio was 12.51 percent, the Tier 1 risk-based capital ratio was 10.49 percent, and the leverage ratio was 9.96 percent. The Tier 1 common capital ratio was 9.33 percent (excluding the effect of the final Basel III capital rules that go into effect January 2015) and the tangible common equity ratio was 8.91 percent at the end of the fourth quarter 2014.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call Friday, January 16, 2015, at 10 a.m. CDT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode #51615860. A live webcast of the call can be accessed on the Company website at: investor.theprivatebank.com or by visiting the Investor Relations tab under the About Us section. A rebroadcast will be available beginning approximately two hours after the call until midnight January 30, 2015, by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode #51615860.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of December 31, 2014, the Company had 34 offices in 10 states and $15.6 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•	continued uncertainty regarding U.S. and global economic outlook that may impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	unanticipated changes in interest rates;

•	competitive pressures in the financial services industry that may affect the pricing of the Company’s loan and deposit products as well as its services;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	lack of sufficient or cost-effective sources of liquidity or funding as and when needed;

•	loss of key personnel or an inability to recruit and retain appropriate talent;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or to address compliance or regulatory burdens;

•	failures or disruptions to our data processing or other information or operational systems, including the potential impact of disruptions or breaches at our third-party service providers; or

•
unforeseen delays in completion of the sale of our Norcross, Georgia branch, changes in the amounts of deposits or loans to be sold at closing or greater-than-anticipated costs associated with the sale, any of which could affect the amount of the gain on sale of the branch.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2013, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Audited
Interest Income
Loans, including fees	$120,649	$110,723	$463,755	$433,829
Federal funds sold and interest-bearing deposits in banks	347	221	770	652
Securities:
Taxable	13,250	13,038	53,500	51,310
Exempt from Federal income taxes	1,683	1,604	6,173	6,200
Other interest income	49	34	189	247
Total interest income	135,978	125,620	524,387	492,238
Interest Expense
Interest-bearing demand deposits	1,026	1,021	3,728	4,202
Savings deposits and money market accounts	4,623	4,169	16,857	16,350
Time deposits	5,803	5,062	21,366	20,161
Short-term and secured borrowings	143	161	638	850
Long-term debt	7,507	6,751	27,061	29,612
Total interest expense	19,102	17,164	69,650	71,175
Net interest income	116,876	108,456	454,737	421,063
Provision for loan and covered loan losses	4,120	4,476	12,044	31,796
Net interest income after provision for loan and covered loan losses	112,756	103,980	442,693	389,267
Non-interest Income
Asset management	4,241	4,613	17,268	18,377
Mortgage banking	3,083	1,858	10,245	12,172
Capital markets products	5,705	5,720	18,047	20,728
Treasury management	7,262	6,321	27,472	24,668
Loan, letter of credit and commitment fees	4,901	4,474	19,311	17,217
Syndication fees	3,943	2,153	19,514	13,447
Deposit service charges and fees and other income	1,291	1,322	5,203	6,207
Net securities gains	—	279	530	1,174
Total non-interest income	30,426	26,740	117,590	113,990
Non-interest Expense
Salaries and employee benefits	46,746	42,575	182,192	166,929
Net occupancy and equipment expense	7,947	7,548	31,258	30,027
Technology and related costs	3,431	3,443	13,281	13,726
Marketing	3,687	3,592	13,441	12,590
Professional services	3,471	2,393	11,761	8,539
Outsourced servicing costs	1,814	1,612	6,864	6,817
Net foreclosed property expenses	1,456	3,600	8,681	20,194
Postage, telephone, and delivery	809	845	3,400	3,521
Insurance	3,455	2,934	12,451	10,867
Loan and collection expense	2,037	2,351	6,765	8,753
Other expenses	8,172	4,934	21,982	21,351
Total non-interest expense	83,025	75,827	312,076	303,314
Income before income taxes	60,157	54,893	248,207	199,943
Income tax provision	22,934	21,187	95,128	76,994
Net income available to common stockholders	$37,223	$33,706	$153,079	$122,949
Per Common Share Data
Basic earnings per share	$0.48	$0.43	$1.96	$1.58
Diluted earnings per share	$0.47	$0.43	$1.94	$1.57
Cash dividends declared	$0.01	$0.01	$0.04	$0.04
Weighted-average common shares outstanding	77,173	76,533	77,007	76,398
Weighted-average diluted common shares outstanding	78,122	76,967	77,822	76,645

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	4Q14	3Q14	2Q14	1Q14	4Q13
Interest Income
Loans, including fees	$120,649	$119,211	$113,696	$110,199	$110,723
Federal funds sold and interest-bearing deposits in banks	347	142	139	142	221
Securities:
Taxable	13,250	13,370	13,625	13,255	13,038
Exempt from Federal income taxes	1,683	1,529	1,432	1,529	1,604
Other interest income	49	48	59	33	34
Total interest income	135,978	134,300	128,951	125,158	125,620
Interest Expense
Interest-bearing demand deposits	1,026	918	842	942	1,021
Savings deposits and money market accounts	4,623	4,173	4,087	3,974	4,169
Time deposits	5,803	5,723	5,034	4,806	5,062
Short-term and secured borrowings	143	158	141	196	161
Long-term debt	7,507	6,570	6,496	6,488	6,751
Total interest expense	19,102	17,542	16,600	16,406	17,164
Net interest income	116,876	116,758	112,351	108,752	108,456
Provision for loan and covered loan losses	4,120	3,890	327	3,707	4,476
Net interest income after provision for loan and covered loan losses	112,756	112,868	112,024	105,045	103,980
Non-interest Income
Asset management	4,241	4,240	4,440	4,347	4,613
Mortgage banking	3,083	2,904	2,626	1,632	1,858
Capital markets products	5,705	3,253	5,006	4,083	5,720
Treasury management	7,262	6,935	6,676	6,599	6,321
Loan, letter of credit and commitment fees	4,901	4,970	4,806	4,634	4,474
Syndication fees	3,943	6,818	5,440	3,313	2,153
Deposit service charges and fees and other income	1,291	1,546	1,069	1,297	1,322
Net securities gains	—	3	196	331	279
Total non-interest income	30,426	30,669	30,259	26,236	26,740
Non-interest Expense
Salaries and employee benefits	46,746	46,421	44,405	44,620	42,575
Net occupancy and equipment expense	7,947	7,807	7,728	7,776	7,548
Technology and related costs	3,431	3,362	3,205	3,283	3,443
Marketing	3,687	3,752	3,589	2,413	3,592
Professional services	3,471	2,626	2,905	2,759	2,393
Outsourced servicing costs	1,814	1,736	1,850	1,464	1,612
Net foreclosed property expenses	1,456	1,631	2,771	2,823	3,600
Postage, telephone, and delivery	809	839	927	825	845
Insurance	3,455	3,077	3,016	2,903	2,934
Loan and collection expense	2,037	2,099	1,573	1,056	2,351
Other expenses	8,172	4,486	3,496	5,828	4,934
Total non-interest expense	83,025	77,836	75,465	75,750	75,827
Income before income taxes	60,157	65,701	66,818	55,531	54,893
Income tax provision	22,934	25,174	25,994	21,026	21,187
Net income available to common stockholders	$37,223	$40,527	$40,824	$34,505	$33,706
Per Common Share Data
Basic earnings per share	$0.48	$0.52	$0.52	$0.44	$0.43
Diluted earnings per share	$0.47	$0.51	$0.52	$0.44	$0.43
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	77,173	77,110	77,062	76,675	76,533
Weighted-average diluted common shares outstanding	78,122	77,934	77,806	77,417	76,967

Consolidated Balance Sheets
(Dollars in thousands)
	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Assets
Cash and due from banks	$132,211	$181,248	$247,048	$233,685	$133,518
Federal funds sold and interest-bearing deposits in banks	292,341	416,071	160,349	117,446	306,544
Loans held-for-sale	115,161	57,748	80,724	26,262	26,816
Securities available-for-sale, at fair value	1,645,344	1,541,754	1,527,747	1,577,406	1,602,476
Securities held-to-maturity, at amortized cost	1,129,285	1,072,002	1,066,216	1,023,214	921,436
Federal Home Loan Bank ("FHLB") stock	28,666	28,666	28,666	30,005	30,005
Loans – excluding covered assets, net of unearned fees	11,892,219	11,547,587	11,136,942	10,924,985	10,644,021
Allowance for loan losses	(152,498)	(150,135)	(146,491)	(146,768)	(143,109)
Loans, net of allowance for loan losses and unearned fees	11,739,721	11,397,452	10,990,451	10,778,217	10,500,912
Covered assets	34,132	65,482	81,047	94,349	112,746
Allowance for covered loan losses	(5,191)	(4,485)	(14,375)	(16,571)	(16,511)
Covered assets, net of allowance for covered loan losses	28,941	60,997	66,672	77,778	96,235
Other real estate owned, excluding covered assets	17,416	17,293	19,823	23,565	28,548
Premises, furniture, and equipment, net	39,143	39,611	40,088	39,556	39,704
Accrued interest receivable	40,531	39,701	36,568	39,273	37,004
Investment in bank owned life insurance	55,207	54,849	54,500	54,184	53,865
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	5,885	6,627	7,381	8,136	8,892
Derivative assets	43,062	34,896	47,012	44,528	48,422
Other assets	196,427	147,512	135,118	137,486	157,328
Total assets	$15,603,382	$15,190,468	$14,602,404	$14,304,782	$14,085,746
Liabilities
Demand deposits:
Noninterest-bearing	$3,516,695	$3,342,862	$3,387,424	$3,103,736	$3,172,676
Interest-bearing	1,907,320	1,433,429	1,230,681	1,466,095	1,470,856
Savings deposits and money market accounts	5,171,025	5,368,866	5,033,247	4,786,398	4,799,561
Time deposits	2,494,928	2,704,047	2,584,849	2,529,932	2,570,548
Total deposits	13,089,968	12,849,204	12,236,201	11,886,161	12,013,641
Deposits held-for-sale	122,216	128,508	—	—	—
Short-term and secured borrowings	432,385	6,563	235,319	333,400	8,400
Long-term debt	344,788	656,793	626,793	627,793	627,793
Accrued interest payable	6,948	6,987	6,282	6,251	6,326
Derivative liabilities	26,767	27,976	35,402	40,522	48,890
Other liabilities	98,631	79,128	64,586	67,409	78,792
Total liabilities	14,121,703	13,755,159	13,204,583	12,961,536	12,783,842
Equity
Common stock:
Voting	77,211	76,858	75,526	75,428	75,240
Nonvoting	—	285	1,585	1,585	1,585
Treasury stock	(53)	(6)	(945)	(1,697)	(6,415)
Additional paid-in capital	1,034,048	1,028,813	1,024,869	1,021,436	1,022,023
Retained earnings	349,556	313,123	273,380	233,347	199,627
Accumulated other comprehensive income, net of tax	20,917	16,236	23,406	13,147	9,844
Total equity	1,481,679	1,435,309	1,397,821	1,343,246	1,301,904
Total liabilities and equity	$15,603,382	$15,190,468	$14,602,404	$14,304,782	$14,085,746
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	4Q14		3Q14		2Q14		1Q14		4Q13
Selected Statement of Income Data:
Net interest income	$116,876		$116,758		$112,351		$108,752		$108,456
Net revenue (1)(2)	$148,180		$148,238		$143,354		$135,788		$136,036
Operating profit (1)(2)	$65,155		$70,402		$67,889		$60,038		$60,209
Provision for loan and covered loan losses	$4,120		$3,890		$327		$3,707		$4,476
Income before income taxes	$60,157		$65,701		$66,818		$55,531		$54,893
Net income available to common stockholders	$37,223		$40,527		$40,824		$34,505		$33,706
Per Common Share Data:
Basic earnings per share	$0.48		$0.52		$0.52		$0.44		$0.43
Diluted earnings per share	$0.47		$0.51		$0.52		$0.44		$0.43
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$18.95		$18.37		$17.90		$17.21		$16.75
Tangible book value (period end) (1)(2)	$17.67		$17.08		$16.61		$15.90		$15.43
Market value (period end)	$33.40		$29.91		$29.06		$30.51		$28.93
Book value multiple (period end)	1.76	x	1.63	x	1.62	x	1.77	x	1.73	x
Share Data:
Weighted-average common shares outstanding	77,173		77,110		77,062		76,675		76,533
Weighted-average diluted common shares outstanding	78,122		77,934		77,806		77,417		76,967
Common shares issued (period end)	78,180		78,121		78,101		78,108		77,982
Common shares outstanding (period end)	78,178		78,121		78,069		78,049		77,708
Performance Ratio:
Return on average common equity	10.03%		11.27%		11.88%		10.48%		10.28%
Return on average assets	0.95%		1.09%		1.14%		1.00%		0.96%
Return on average tangible common equity (1)(2)	10.89%		12.27%		12.97%		11.50%		11.33%
Net interest margin (1)(2)	3.07%		3.23%		3.21%		3.23%		3.18%
Fee revenue as a percent of total revenue (1)	20.66%		20.80%		21.11%		19.24%		19.61%
Non-interest income to average assets	0.78%		0.83%		0.84%		0.76%		0.76%
Non-interest expense to average assets	2.12%		2.09%		2.10%		2.19%		2.16%
Net overhead ratio (1)	1.35%		1.27%		1.26%		1.43%		1.40%
Efficiency ratio (1)(2)	56.03%		52.51%		52.64%		55.79%		55.74%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	90.85%		89.87%		91.02%		91.91%		88.60%
Average interest-earning assets to average interest-bearing liabilities	145.10%		145.51%		143.72%		143.43%		144.87%
Capital Ratios (period end):
Total risk-based capital (1)	12.51%		13.18%		13.41%		13.39%		13.30%
Tier 1 risk-based capital (1)	10.49%		11.12%		11.24%		11.19%		11.08%
Tier 1 leverage ratio (1)	9.96%		10.70%		10.63%		10.60%		10.37%
Tier 1 common equity to risk-weighted assets (1)(2)(4)	9.33%		9.38%		9.42%		9.33%		9.19%
Tangible common equity to tangible assets (1)(2)	8.91%		8.84%		8.94%		8.74%		8.57%
Total equity to total assets	9.50%		9.45%		9.57%		9.39%		9.24%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

(4)
For purposes of our presentation, we calculated this ratio in accordance with the applicable regulations of the Board of Governors of the Federal Reserve System and does not give effect to the final Basel III capital rules that are effective on January 1, 2015.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)

	4Q14	3Q14	2Q14	1Q14	4Q13
Additional Selected Information:
(Increase) decrease credit valuation adjustment on capital markets derivatives (1)	$(216)	$486	$(250)	$(66)	$619
Salaries and employee benefits:
Salaries and wages	$26,521	$26,178	$25,671	$24,973	$23,971
Share-based costs	4,118	3,872	3,892	3,685	3,316
Incentive compensation and commissions	12,053	12,294	10,493	8,244	11,711
Payroll taxes, insurance and retirement costs	4,054	4,077	4,349	7,718	3,577
Total salaries and employee benefits	$46,746	$46,421	$44,405	$44,620	$42,575
Loan and collection expense:
Loan origination and servicing expense	$1,528	$1,528	$1,202	$799	$1,575
Loan remediation expense	509	571	371	257	776
Total loan and collection expense	$2,037	$2,099	$1,573	$1,056	$2,351
Provision (release) for unfunded commitments	$2,514	$481	$(339)	$496	$1,019
Assets under management and administration (AUMA) (1)	$6,644,113	$6,478,845	$6,361,560	$6,036,381	$5,731,980
Custody assets included in AUMA	$3,213,928	$3,085,861	$2,928,116	$2,663,502	$2,506,291

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
(Unaudited)

	4Q14	3Q14	2Q14	1Q14	4Q13
Basic earnings per common share
Net income	$37,223	$40,527	$40,824	$34,505	$33,706
Net income allocated to participating stockholders (2)	(470)	(515)	(519)	(613)	(664)
Net income allocated to common stockholders	$36,753	$40,012	$40,305	$33,892	$33,042
Weighted-average common shares outstanding	77,173	77,110	77,062	76,675	76,533
Basic earnings per common share	$0.48	$0.52	$0.52	$0.44	$0.43
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$36,758	$40,017	$40,308	$33,897	$33,046
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	77,173	77,110	77,062	76,675	76,533
Dilutive effect of stock awards	949	824	744	742	434
Weighted-average diluted common shares outstanding	$78,122	$77,934	$77,806	$77,417	$76,967
Diluted earnings per common share	$0.47	$0.51	$0.52	$0.44	$0.43

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and nonvested restricted stock awards).

(3)
Earnings allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Composition (excluding covered assets (1))
(Dollars in thousands)

	12/31/14	% of Total	9/30/14	% of Total	6/30/14	% of Total	3/31/14	% of Total	12/31/13	% of Total
	Unaudited		Unaudited		Unaudited		Unaudited		Audited
Commercial and industrial	$5,996,070	50%	$5,932,562	51%	$5,738,523	51%	$5,537,694	51%	$5,360,773	51%
Commercial - owner-occupied CRE	1,892,564	16%	1,843,199	16%	1,731,060	16%	1,771,528	16%	1,695,479	16%
Total commercial	7,888,634	66%	7,775,761	67%	7,469,583	67%	7,309,222	67%	7,056,252	67%
Commercial real estate	2,323,616	20%	2,233,018	19%	2,086,976	19%	2,062,260	19%	2,062,889	19%
Commercial real estate - multi-family	593,103	5%	546,641	5%	533,854	5%	524,872	5%	513,194	5%
Total commercial real estate	2,916,719	25%	2,779,659	24%	2,620,830	24%	2,587,132	24%	2,576,083	24%
Construction	381,102	3%	307,066	3%	360,313	3%	335,476	3%	293,387	3%
Residential real estate	361,565	3%	343,573	3%	337,329	3%	337,832	3%	341,868	3%
Home equity	142,177	1%	141,159	1%	144,081	1%	147,574	1%	149,732	1%
Personal	202,022	2%	200,369	2%	204,806	2%	207,749	2%	226,699	2%
Total loans	$11,892,219	100%	$11,547,587	100%	$11,136,942	100%	$10,924,985	100%	$10,644,021	100%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	Refer to Glossary of Terms for definition.

Commercial Loans Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Healthcare	$1,787,092	23%	$1,700,620	23%	$1,563,646	22%
Manufacturing	1,746,328	22%	1,761,121	23%	1,583,679	23%
Finance and insurance	779,146	10%	786,179	10%	643,052	9%
Wholesale trade	685,247	9%	714,170	9%	695,049	10%
Real estate, rental and leasing	549,467	7%	523,960	7%	444,564	6%
Administrative, support, waste management and remediation services	505,939	6%	504,842	6%	449,777	6%
Professional, scientific and technical services	447,483	6%	457,200	6%	454,373	6%
Architecture, engineering and construction	288,527	4%	270,073	3%	249,444	4%
Retail	277,393	3%	256,371	3%	223,541	3%
All other (1)	822,012	10%	801,225	10%	749,127	11%
Total commercial (2)	$7,888,634	100%	$7,775,761	100%	$7,056,252	100%

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	December 31, 2014		September 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate Portfolio
Retail	$608,102	21%	$605,919	22%	$490,955	19%
Multi-family	593,103	20%	546,641	20%	513,194	20%
Office	543,657	19%	515,200	18%	470,315	18%
Healthcare	361,476	12%	353,815	13%	258,828	10%
Industrial/warehouse	264,976	9%	245,208	9%	271,721	11%
Land	199,497	7%	175,711	6%	216,176	8%
Residential 1-4 family	76,995	3%	81,158	3%	103,776	4%
Mixed use/other	268,913	9%	256,007	9%	251,118	10%
Total commercial real estate	$2,916,719	100%	$2,779,659	100%	$2,576,083	100%
Construction Portfolio
Multi-family	113,206	30%	81,163	26%	58,131	20%
Retail	100,086	26%	97,784	32%	83,640	28%
Industrial/warehouse	43,779	11%	25,772	8%	29,343	10%
Residential 1-4 family	32,419	9%	24,967	8%	20,960	7%
Healthcare	22,382	6%	15,880	5%	43,506	15%
Office	14,447	4%	19,024	6%	20,596	7%
Mixed use/other	54,783	14%	42,476	15%	37,211	13%
Total construction	$381,102	100%	$307,066	100%	$293,387	100%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 3%.

(2)	Includes owner-occupied commercial real estate of $1.9 billion at December 31, 2014, $1.8 billion at September 30, 2014 and $1.7 billion at December 31, 2013.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

	4Q14	3Q14	2Q14	1Q14	4Q13
Credit Quality Key Ratios
Net charge-offs (recoveries) (annualized) to average loans	0.05%	*	0.08%	-0.01%	0.28%
Nonperforming loans to total loans	0.57%	0.64%	0.69%	0.86%	0.89%
Nonperforming loans to total assets	0.43%	0.48%	0.52%	0.66%	0.67%
Nonperforming assets to total assets	0.54%	0.60%	0.66%	0.82%	0.87%
Allowance for loan losses to:
Total loans	1.28%	1.30%	1.32%	1.34%	1.34%
Nonperforming loans	226%	204%	191%	156%	152%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	67,544	73,429	76,589	93,827	94,238
OREO	17,416	17,293	19,823	23,565	28,548
Total nonperforming assets	$84,960	$90,722	$96,412	$117,392	$122,786
Restructured loans accruing interest	$22,745	$22,136	$32,982	$26,462	$20,176
Loans past due and still accruing
30-59 days	$7,696	$711	$3,566	$4,296	$7,854
60-89 days	4,120	2,746	117	8,792	1,016
Total loans past due and still accruing	$11,816	$3,457	$3,683	$13,088	$8,870
Special mention loans	$100,989	$76,611	$119,878	$87,329	$71,257
Potential problem loans	$87,442	$119,770	$125,033	$106,474	$101,772

Nonperforming Loans Rollforward
Beginning balance	$73,429	$76,589	$93,827	$94,238	$113,286
Additions:
New nonaccrual loans	6,052	16,767	16,327	14,882	20,082
Reductions:
Return to performing status	(439)	—	—	(119)	(370)
Paydowns and payoffs, net of advances	(457)	(16,371)	(19,936)	(3,326)	(16,464)
Net sales	(1,800)	(1,053)	(7,875)	(6,327)	(4,438)
Transfer to OREO	(6,177)	(776)	(1,111)	(689)	(6,642)
Charge-offs	(3,064)	(1,727)	(4,643)	(4,832)	(11,216)
Total reductions	(11,937)	(19,927)	(33,565)	(15,293)	(39,130)
Balance at end of period	$67,544	$73,429	$76,589	$93,827	$94,238

OREO Rollforward
Beginning balance	$17,293	$19,823	$23,565	$28,548	$35,310
New foreclosed properties	6,177	776	1,111	689	6,642
Valuation adjustments	(1,219)	(1,545)	(2,252)	(1,463)	(3,138)
Reclassification from covered asset OREO	719	—	—	—	—
Disposals:
Sales proceeds	(5,723)	(1,782)	(2,539)	(3,892)	(10,273)
Net gains (loss) on sale	169	21	(62)	(317)	7
Balance at end of period	$17,416	$17,293	$19,823	$23,565	$28,548

(1)	Refer to Glossary of Terms for definition.

*	Less than 0.01%.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
December 31, 2014
Commercial	$93,130	1.2%	$78,562	1.0%	$31,047	0.4%	$7,888,634
Commercial real estate	3,552	0.1%	746	*	19,749	0.7%	2,916,719
Construction	—	—%	—	—%	—	—%	381,102
Residential real estate	2,964	0.8%	5,981	1.7%	5,274	1.5%	361,565
Home equity	1,170	0.8%	2,108	1.5%	11,044	7.8%	142,177
Personal	173	0.1%	45	*	430	0.2%	202,022
Total	$100,989	0.8%	$87,442	0.7%	$67,544	0.6%	$11,892,219
September 30, 2014
Commercial	$69,385	0.9%	$110,502	1.4%	$33,348	0.4%	$7,775,761
Commercial real estate	3,393	0.1%	634	*	19,079	0.7%	2,779,659
Construction	—	—%	—	—%	—	—%	307,066
Residential real estate	2,696	0.8%	6,496	1.9%	9,723	2.8%	343,573
Home equity	977	0.7%	2,100	1.5%	10,735	7.6%	141,159
Personal	160	0.1%	38	*	544	0.3%	200,369
Total	$76,611	0.7%	$119,770	1.0%	$73,429	0.6%	$11,547,587
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

*	Less than 0.1%.

Nonaccrual loans
	4Q14	3Q14	2Q14	1Q14	4Q13
Nonaccrual loans
Commercial	$31,047	$33,348	$34,522	$31,074	$24,779
Commercial real estate	19,749	19,079	21,953	40,928	46,953
Residential real estate	5,274	9,723	9,337	9,354	9,976
Personal and home equity	11,474	11,279	10,777	12,471	12,530
Total	$67,544	$73,429	$76,589	$93,827	$94,238
Nonaccrual loans as a percent of total loan type
Commercial	0.4%	0.4%	0.5%	0.4%	0.4%
Commercial real estate	0.7%	0.7%	0.9%	1.6%	1.9%
Residential real estate	1.5%	2.8%	2.8%	2.8%	2.9%
Personal and home equity	3.3%	3.3%	3.1%	3.5%	3.3%
Total	0.6%	0.6%	0.7%	0.9%	0.9%

(1)	Refer to Glossary of Terms for definition.

Nonperforming Loans Stratification (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

	$10.0 Million or More	$5.0 to $9.9 Million	$3.0 to $4.9 Million	$1.5 to $2.9 Million	Under $1.5 Million	Total
December 31, 2014
Amount:
Commercial	$13,079	$5,231	$3,460	$—	$9,277	$31,047
Commercial real estate	—	—	3,752	5,669	10,328	19,749
Residential real estate	—	—	—	—	5,274	5,274
Personal and home equity	—	—	—	—	11,474	11,474
Total	$13,079	$5,231	$7,212	$5,669	$36,353	$67,544
Number of borrowers:
Commercial	1	1	1	—	23	26
Commercial real estate	—	—	1	3	23	27
Residential real estate	—	—	—	—	44	44
Personal and home equity	—	—	—	—	59	59
Total	1	1	2	3	149	156
September 30, 2014
Amount:
Commercial	$10,956	$5,552	$3,756	$5,750	$7,334	$33,348
Commercial real estate	—	—	3,838	3,817	11,424	19,079
Residential real estate	—	—	4,438	—	5,285	9,723
Personal and home equity	—	—	—	—	11,279	11,279
Total	$10,956	$5,552	$12,032	$9,567	$35,322	$73,429
Number of borrowers:
Commercial	1	1	1	3	24	30
Commercial real estate	—	—	1	2	23	26
Residential real estate	—	—	1	—	35	36
Personal and home equity	—	—	—	—	52	52
Total	1	1	3	5	134	144

(1)	Refer to Glossary of Terms for definition.

Foreclosed Real Estate (OREO), excluding covered assets (1)
(Dollars in thousands)
(Unaudited)

OREO Properties by Type

	December 31, 2014			September 30, 2014			December 31, 2013
	Number of Properties	Amount	% of Total	Number of Properties	Amount	% of Total	Number of Properties	Amount	% of Total
Single-family homes	17	$7,902	46%	12	$2,306	13%	12	$3,405	12%
Land parcels	127	4,237	24%	136	9,627	56%	142	12,710	44%
Multi-family	2	488	3%	1	299	2%	1	175	1%
Office/industrial	6	3,832	22%	7	4,710	27%	20	11,301	40%
Retail	2	957	5%	1	351	2%	1	957	3%
Total	154	$17,416	100%	157	$17,293	100%	176	$28,548	100%

(1)	Refer to Glossary of Terms for definition.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	4Q14	3Q14	2Q14	1Q14	4Q13
Change in allowance for loan losses:
Balance at beginning of period	$150,135	$146,491	$146,768	$143,109	$145,513
Loans charged-off:
Commercial	(1,732)	(227)	(2,142)	(1,487)	(1,536)
Commercial real estate	(417)	(1,133)	(2,082)	(2,582)	(7,297)
Construction	1	(7)	—	—	—
Residential real estate	(847)	(252)	(180)	(235)	(1,887)
Home equity	(130)	(172)	(268)	(447)	(591)
Personal	(7)	(8)	(13)	(130)	(51)
Total charge-offs	(3,132)	(1,799)	(4,685)	(4,881)	(11,362)
Recoveries on loans previously charged-off:
Commercial	720	1,145	813	3,662	2,898
Commercial real estate	270	356	1,360	688	302
Construction	57	6	9	7	7
Residential real estate	231	9	135	300	4
Home equity	73	67	60	28	80
Personal	167	128	20	406	757
Total recoveries	1,518	1,711	2,397	5,091	4,048
Net (charge-offs) recoveries	(1,614)	(88)	(2,288)	210	(7,314)
Provisions charged to operating expenses	3,977	3,732	2,011	3,449	4,910
Balance at end of period	$152,498	$150,135	$146,491	$146,768	$143,109
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$91,975	$89,904	$85,213	$81,402	$75,873
Commercial real estate	29,397	27,164	28,420	28,096	29,826
Construction	4,290	4,029	3,621	3,547	3,338
Residential real estate	4,581	4,515	4,650	4,780	5,143
Home equity	3,069	3,025	3,300	3,226	3,262
Personal	2,559	2,517	2,800	2,950	3,290
Total allocated	135,871	131,154	128,004	124,001	120,732
Specific reserve	16,627	18,981	18,487	22,767	22,377
Total	$152,498	$150,135	$146,491	$146,768	$143,109
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	60%	59%	59%	56%	53%
Commercial real estate	19%	18%	19%	19%	21%
Construction	3%	3%	2%	2%	2%
Residential real estate	3%	3%	3%	3%	4%
Home equity	2%	2%	2%	2%	2%
Personal	2%	2%	2%	2%	2%
Total allocated	89%	87%	87%	84%	84%
Specific reserve	11%	13%	13%	16%	16%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.28%	1.30%	1.32%	1.34%	1.34%
Nonperforming loans	226%	204%	191%	156%	152%

(1)	Refer to Glossary of Terms for definition.

Deposits (1)
(Dollars in thousands)

	12/31/14	% of Total	9/30/14	% of Total	6/30/14	% of Total	3/31/14	% of Total	12/31/13	% of Total
	Unaudited		Unaudited		Unaudited		Unaudited		Audited
Noninterest-bearing deposits	$3,516,695	27%	$3,342,862	26%	$3,387,424	28%	$3,103,736	26%	$3,172,676	26%
Interest-bearing demand deposits	1,907,320	15%	1,433,429	11%	1,230,681	10%	1,466,095	12%	1,470,856	12%
Savings deposits	319,100	2%	310,850	2%	281,099	2%	288,686	3%	284,482	2%
Money market accounts	4,851,925	37%	5,058,016	39%	4,752,148	39%	4,497,712	38%	4,515,079	38%
Time deposits	2,494,928	19%	2,704,047	22%	2,584,849	21%	2,529,932	21%	2,570,548	22%
Total deposits	$13,089,968	100%	$12,849,204	100%	$12,236,201	100%	$11,886,161	100%	$12,013,641	100%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	Excludes deposits held-for-sale of $122.2 million and $128.5 million as of December 31, 2014 and September 30, 2014, respectively.

(2)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Quarter Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$546,290	$347	0.25%	$230,829	$142	0.24%	$352,247	$221	0.24%
Securities:
Taxable	2,313,925	13,250	2.29%	2,272,066	13,370	2.35%	2,234,704	13,038	2.33%
Tax-exempt (2)	320,064	2,561	3.20%	291,172	2,340	3.22%	267,966	2,444	3.65%
Total securities	2,633,989	15,811	2.40%	2,563,238	15,710	2.45%	2,502,670	15,482	2.47%
FHLB stock	28,666	49	0.67%	28,666	48	0.65%	30,269	34	0.43%
Loans, excluding covered assets:
Commercial	7,936,429	85,122	4.20%	7,751,264	85,516	4.32%	7,023,617	78,550	4.38%
Commercial real estate	2,756,167	25,535	3.63%	2,556,825	23,447	3.59%	2,468,364	22,738	3.60%
Construction	367,492	3,607	3.84%	380,876	3,856	3.96%	263,992	2,691	3.99%
Residential	376,140	3,481	3.70%	362,297	3,240	3.58%	357,996	3,324	3.71%
Personal and home equity	337,844	2,532	2.97%	340,163	2,520	2.94%	358,003	2,871	3.18%
Total loans, excluding covered assets (3)	11,774,072	120,277	4.00%	11,391,425	118,579	4.08%	10,471,972	110,174	4.12%
Covered assets (4)	39,408	372	3.74%	69,762	632	3.56%	115,474	549	1.87%
Total interest-earning assets (2)	15,022,425	$136,856	3.57%	14,283,920	$135,111	3.72%	13,472,632	$126,460	3.69%
Cash and due from banks	168,412			153,849			151,792
Allowance for loan and covered loan losses	(157,870)			(156,632)			(168,901)
Other assets	475,904			465,897			500,949
Total assets	$15,508,871			$14,747,034			$13,956,472
Liabilities and Equity (5):
Interest-bearing demand deposits	$1,470,988	$1,026	0.28%	$1,191,688	$918	0.31%	$1,291,824	$1,021	0.31%
Savings deposits	315,982	306	0.38%	286,807	215	0.30%	275,656	200	0.29%
Money market accounts	5,316,027	4,317	0.32%	4,934,436	3,958	0.32%	4,643,505	3,969	0.34%
Time deposits	2,645,410	5,803	0.87%	2,706,474	5,723	0.84%	2,665,512	5,062	0.75%
Total interest-bearing deposits	9,748,407	11,452	0.47%	9,119,405	10,814	0.47%	8,876,497	10,252	0.46%
Short-term and secured borrowings	16,137	143	3.46%	66,439	158	0.93%	11,063	161	5.67%
Long-term debt	588,310	7,507	5.09%	630,706	6,570	4.16%	412,467	6,751	6.53%
Total interest-bearing liabilities	10,352,854	19,102	0.73%	9,816,550	17,542	0.71%	9,300,027	17,164	0.73%
Noninterest-bearing demand deposits	3,542,261			3,381,787			3,207,659
Other liabilities	141,645			122,424			147,893
Equity	1,472,111			1,426,273			1,300,893
Total liabilities and equity	$15,508,871			$14,747,034			$13,956,472
Net interest spread (2)(5)			2.84%			3.01%			2.96%
Contribution of noninterest-bearing sources of funds			0.23%			0.22%			0.22%
Net interest income/margin (2)(5)		117,754	3.07%		117,569	3.23%		109,296	3.18%
Less: tax equivalent adjustment		878			811			840
Net interest income, as reported		$116,876			$116,758			$108,456

(1)	Interest income included $6.0 million, $7.7 million, and $7.1 million in loan fees for the quarter ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $73.1 million, $76.9 million, and $108.1 million for the quarter ended December 31, 2014, September 30, 2014, and December 31, 2013, respectively. Interest foregone on impaired loans was estimated to be approximately $722,000, $763,000 and $1.1 million for the quarter ended December 31, 2014, September 30, 2014, and December 31, 2013, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Includes deposits held-for-sale.

(6)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Year Ended December 31,
	2014			2013
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$309,535	$770	0.25%	$261,865	$652	0.25%
Securities:
Taxable	2,279,054	53,500	2.35%	2,189,426	51,310	2.34%
Tax-exempt (2)	286,551	9,406	3.28%	245,905	9,447	3.84%
Total securities	2,565,605	62,906	2.45%	2,435,331	60,757	2.49%
FHLB stock	29,058	189	0.65%	34,161	247	0.72%
Loans, excluding covered assets:
Commercial	7,592,012	330,220	4.35%	6,756,863	299,386	4.43%
Commercial real estate	2,568,603	93,123	3.63%	2,530,863	95,517	3.77%
Construction	360,711	14,152	3.92%	218,246	8,999	4.12%
Residential	359,621	13,299	3.70%	380,676	14,193	3.73%
Personal and home equity	348,815	10,552	3.03%	371,567	12,045	3.24%
Total loans, excluding covered assets (3)	11,229,762	461,346	4.11%	10,258,215	430,140	4.19%
Covered assets (4)	72,153	2,409	3.34%	139,898	3,689	2.64%
Total interest-earning assets (2)	14,206,113	$527,620	3.71%	13,129,470	$495,485	3.77%
Cash and due from banks	154,334			147,185
Allowance for loan and covered loan losses	(161,001)			(179,016)
Other assets	478,025			562,321
Total assets	$14,677,471			$13,659,960
Liabilities and Equity (5):
Interest-bearing demand deposits	$1,289,190	$3,728	0.29%	$1,292,146	$4,202	0.33%
Savings deposits	293,316	912	0.31%	262,022	639	0.24%
Money market accounts	4,966,272	15,945	0.32%	4,490,908	15,711	0.35%
Time deposits	2,623,243	21,366	0.81%	2,647,301	20,161	0.76%
Total interest-bearing deposits	9,172,021	41,951	0.46%	8,692,377	40,713	0.47%
Short-term and secured borrowings	42,797	638	1.49%	98,844	850	0.86%
Long-term debt	618,556	27,061	4.37%	477,782	29,612	6.20%
Total interest-bearing liabilities	9,833,374	69,650	0.71%	9,269,003	71,175	0.77%
Noninterest-bearing demand deposits	3,308,345			2,982,471
Other liabilities	132,220			149,237
Equity	1,403,532			1,259,249
Total liabilities and equity	$14,677,471			$13,659,960
Net interest spread (2)(5)			3.00%			3.00%
Contribution of noninterest-bearing sources of funds			0.22%			0.23%
Net interest income/margin (2)(5)		457,970	3.22%		424,310	3.23%
Less: tax-equivalent adjustment		3,233			3,247
Net interest income, as reported		$454,737			$421,063

(1)	Interest income included $26.4 million and $24.4 million in loan fees for the year ended December 31, 2014 and 2013, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $82.7 million and $122.6 million for the year ended December 31, 2014 and 2013, respectively. Interest foregone on impaired loans was estimated to be approximately$3.2 million and $4.8 million for the year ended December 31, 2014 and 2013, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Includes deposits held-for-sale.

(6)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies, and this may affect the usefulness of these measures to investors. The Tier 1 common equity to risk-weighted assets ratio contained herein is calculated without giving effect to the final Basel III capital rules that are effective on January 1, 2015.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Amounts in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Quarter Ended
	2014				2013
	December 31	September 30	June 30	March 31	December 31
Taxable-equivalent net interest income
U.S. GAAP net interest income	$116,876	$116,758	$112,351	$108,752	$108,456
Taxable-equivalent adjustment	878	811	744	800	840
Taxable-equivalent net interest income (a)	$117,754	$117,569	$113,095	$109,552	$109,296

Average Earning Assets (b)	$15,022,425	$14,283,920	$13,936,754	$13,564,530	$13,472,632

Net Interest Margin ((a) annualized) / (b)	3.07%	3.23%	3.21%	3.23%	3.18%

Net Revenue
Taxable-equivalent net interest income	$117,754	$117,569	$113,095	$109,552	$109,296
U.S. GAAP non-interest income	30,426	30,669	30,259	26,236	26,740
Net revenue (c)	$148,180	$148,238	$143,354	$135,788	$136,036

Operating Profit
U.S. GAAP income before income taxes	$60,157	$65,701	$66,818	$55,531	$54,893
Provision for loan and covered loan losses	4,120	3,890	327	3,707	4,476
Taxable-equivalent adjustment	878	811	744	800	840
Operating profit	$65,155	$70,402	$67,889	$60,038	$60,209

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$83,025	$77,836	$75,465	$75,750	$75,827
Net revenue	$148,180	$148,238	$143,354	$135,788	$136,036
Efficiency ratio (d) / (c)	56.03%	52.51%	52.64%	55.79%	55.74%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$37,223	$40,527	$40,824	$34,505	$33,706
Amortization of intangibles, net of tax	449	458	458	458	471
Adjusted net income (e)	$37,672	$40,985	$41,282	$34,963	$34,177

Average Tangible Common Equity
U.S. GAAP average total equity	$1,472,111	$1,426,273	$1,378,581	$1,335,413	$1,300,893
Less: average goodwill	94,041	94,041	94,041	94,041	94,477
Less: average other intangibles	6,243	6,996	7,749	8,506	10,074
Average tangible common equity (f)	$1,371,827	$1,325,236	$1,276,791	$1,232,866	$1,196,342

Return on average tangible common equity ((e) annualized) / (f)	10.89%	12.27%	12.97%	11.50%	11.33%

Non-U.S. GAAP Financial Measures (continued)
(Amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2014	2013
Taxable-equivalent net interest income
U.S. GAAP net interest income	$454,737	$421,063
Taxable-equivalent adjustment	3,233	3,247
Taxable-equivalent net interest income (a)	$457,970	$424,310

Average Earning Assets (b)	$14,206,113	$13,129,470

Net Interest Margin (a) / (b)	3.22%	3.23%

Net Revenue
Taxable-equivalent net interest income	$457,970	$424,310
U.S. GAAP non-interest income	117,590	113,990
Net revenue (c)	$575,560	$538,300

Operating Profit
U.S. GAAP income before income taxes	$248,207	$199,943
Provision for loan and covered loan losses	12,044	31,796
Taxable-equivalent adjustment	3,233	3,247
Operating profit	$263,484	$234,986

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$312,076	$303,314
Net revenue	$575,560	$538,300
Efficiency ratio (d) / (c)	54.22%	56.35%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$153,079	$122,949
Amortization of intangibles, net of tax	1,823	1,889
Adjusted net income (e)	$154,902	$124,838

Average Tangible Common Equity
U.S. GAAP average total equity	$1,403,532	$1,259,249
Less: average goodwill	94,041	94,499
Less: average other intangibles	7,366	11,245
Average tangible common equity (f)	$1,302,125	$1,153,505

Return on average tangible common equity (e) / (f)	11.90%	10.82%

Non-U.S. GAAP Financial Measures (continued)
(Amounts in thousands)
(Unaudited)

	Quarter Ended
	2014				2013
	December 31	September 30	June 30	March 31	December 31
Tier 1 Common Capital
U.S. GAAP total equity	$1,481,679	$1,435,309	$1,397,821	$1,343,246	$1,301,904
Trust preferred securities	169,788	244,793	244,793	244,793	244,793
Less: accumulated other comprehensive income, net of tax	20,917	16,236	23,406	13,147	9,844
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	5,885	6,627	7,381	8,136	8,892
Less: disallowed servicing rights	44	42	32	32	—
Tier 1 risk-based capital	1,530,580	1,563,156	1,517,754	1,472,683	1,433,920
Less: trust preferred securities	169,788	244,793	244,793	244,793	244,793
Tier 1 common capital (g)	$1,360,792	$1,318,363	$1,272,961	$1,227,890	$1,189,127

Tangible Common Equity
U.S. GAAP total equity	$1,481,679	$1,435,309	$1,397,821	$1,343,246	$1,301,904
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	5,885	6,627	7,381	8,136	8,892
Tangible common equity (h)	$1,381,753	$1,334,641	$1,296,399	$1,241,069	$1,198,971

Tangible Assets
U.S. GAAP total assets	$15,603,382	$15,190,468	$14,602,404	$14,304,782	$14,085,746
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	5,885	6,627	7,381	8,136	8,892
Tangible assets (i)	$15,503,456	$15,089,800	$14,500,982	$14,202,605	$13,982,813

Risk-weighted Assets (j)	$14,592,655	$14,053,735	$13,506,797	$13,160,955	$12,938,576

Period-end Common Shares Outstanding (k)	78,178	78,121	78,069	78,049	77,708

Ratios:
Tier 1 common equity to risk-weighted assets (g) / (j)	9.33%	9.38%	9.42%	9.33%	9.19%
Tangible common equity to risk-weighted assets (h) / (j)	9.47%	9.50%	9.60%	9.43%	9.27%
Tangible common equity to tangible assets (h) / (i)	8.91%	8.84%	8.94%	8.74%	8.57%
Tangible book value (h) / (k)	$17.67	$17.08	$16.61	$15.90	$15.43

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of net interest income on a tax-equivalent basis and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Glossary of Terms (continued)

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights (determined in accordance with the applicable regulations of the Board of Governors of the Federal Reserve System and does not give effect to the final Basel III capital rules that are effective on January 1, 2015) to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 common capital - Tier 1 risk-based capital, less preferred equity, less trust preferred securities, and less noncontrolling interests, currently defined by the Board of Governors of the Federal Reserve System without giving effect to the final Basel III capital rules that are effective on January 1, 2015.

Tier 1 equity to risk-weighted assets ratio - Tier 1 common capital divided by period-end risk-weighted assets without giving effect to the final Basel III capital rules that are effective on January 1, 2015.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities, plus certain noncontrolling interests that are held by others; less goodwill and certain other intangible assets, less equity investments in nonfinancial companies, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.